Exhibit 99.1

                                     VERINT
                        POWERING ACTIONABLE INTELLIGENCE

PRESS RELEASE

CONTACT

INVESTOR RELATIONS
Alan Roden
Verint Systems Inc.
(631) 962-9304
alan.roden@verint.com

       VERINT ANNOUNCES DETAILS FOR TODAY'S FIRST QUARTER CONFERENCE CALL
                            TO REVIEW BUSINESS TRENDS

MELVILLE, NY, JUNE 22, 2006 - Verint Systems Inc. (Nasdaq: VRNT), will be conducting a conference call to review business trends today at 4:30 PM ET.

An on-line, real-time Web cast of the conference call will be available on our website at www.verint.com. The conference call can also be accessed live via telephone at 706-634-7052. Please dial in 5-10 minutes prior to the scheduled start time. A replay of the conference call will be available on our website at www.verint.com until July 31, 2006.

As previously announced, Verint has delayed filing its Annual Report on Form 10-K for the year ended January 31, 2006 and it Quarterly Report on Form 10-Q for the quarter ended April 30, 2006 (together, the "Public Filings") as a result of the ongoing review by Comverse Technology, Inc., the 57% stockholder of Verint, relating to Comverse's stock option grants (the "Comverse Review"), and the uncertainty of the impact of the Comverse Review on Verint's historical financial statements.


The Comverse Review does not include a review of Verint's practices and procedures with respect to its own option program and Verint's past practices are not in question. The Company advises investors that our inability to provide financial information during today's call continues to be solely attributable to Comverse's review.

Because the Comverse Review is ongoing, we are unable to complete and disclose our financial statements for the periods covered by the Public Filings. In that regard, we have expanded our prepared remarks in an effort to provide a broader general update on our business than is typical for our conference calls. Further, we will not conduct a customary question and answer session, though we will attempt to address many questions we expect investors may have.

As a result of our inability to file our Public Filings, the fiscal periods covered by those filings remain open for review by our auditors and subject to change. Therefore, until we receive the necessary information from Comverse that would allow us to finalize our financial statements and complete our audit, we are not in a position to report any financial information beyond revenue. Verint intends to file its Public Filings as soon as practicable after the determination of whether any restatement of Verint's previously issued financial statements is required.

As previously announced, Verint had record sales of $87,737,000 for the first quarter of fiscal 2006, ended April 30, 2006, approximately a 21.8% increase compared with $72,039,000 in sales for the first quarter of fiscal 2005. Verint's sales increased approximately 4.3% sequentially, compared with $84,080,000 for the fourth quarter of fiscal 2005.

VERINT ANNOUNCES DETAILS FOR TODAY'S FIRST QUARTER CONFERENCE CALL
TO REVIEW BUSINESS TRENDS
JUNE 22, 2006
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Dan Bodner, President and CEO of Verint, stated, "Our record first quarter sales were due to demand for our actionable intelligence solutions in the security and business intelligence markets. We continue to believe that the market for actionable intelligence is in its early stages and believe that we can deliver approximately 20% revenue growth for fiscal 2006."

ABOUT VERINT SYSTEMS INC.

Verint(R) Systems Inc., headquartered in Melville, New York, is a leading provider of analytic software-based solutions for security and business intelligence. Verint software, which is used by over 1,000 organizations in over 50 countries worldwide, generates actionable intelligence through the collection, retention and analysis of voice, fax, video, email, Internet and data transmissions from multiple communications networks. Verint is a subsidiary of Comverse Technology, Inc. (Nasdaq: CMVT). Visit us at our website www.verint.com.

Note: Certain statements concerning Verint's future revenues, earnings per share, results or prospects are "forward-looking statements" under the Private Securities Litigation Reform Act of 1995. There can be no assurances that forward-looking statements will be achieved, and actual results could differ materially from forecasts and estimates. Important risks, uncertainties and other important factors that could cause actual results to differ materially include, among others: potential impact on Verint's financial results related to Comverse's creation of a special committee of the Board of Directors of Comverse to review matters relating to grants of Comverse stock options, including but not limited to, the accuracy of the stated dates of Comverse option grants and whether Comverse followed all of its proper corporate procedures and the results of the Comverse special committee's review; the effect of Verint's failure to timely file all required reports under the Securities Exchange Act of 1934, and the resultant potential delisting of Verint's common stock from Nasdaq; introducing quality products on a timely basis that satisfy customer requirements and achieve market acceptance; lengthy and variable sales cycles create difficulty in forecasting the timing of revenue; integrating the business and personnel of CM Insight; risks associated with significant foreign operations, including fluctuations in foreign currency exchange rates; aggressive competition in all of Verint's markets, which creates pricing pressure; integrating the business and personnel of MultiVision, including implementation of adequate internal controls; managing our expansion in the Asia Pacific region; risks that Verint's intellectual property rights may not be adequate to protect its business or that others may claim that Verint infringes upon their intellectual property rights; risks associated with integrating the business and employees of Opus and RP Sicherheissysteme GMBH; risks associated with Verint's ability to retain existing personnel and recruit and retain qualified personnel in all geographies in which Verint operates; decline in information technology spending; changes in the demand for Verint's products; challenges in increasing gross margins; risks associated with changes in the competitive or regulatory environment in which Verint operates; dependence on government contracts; expected increase in Verint's effective tax rate; perception that Verint improperly handles sensitive or confidential information; inability to maintain relationships with value added resellers and systems integrators; difficulty of improving Verint's infrastructure in order to be able to continue to grow; risks associated with Comverse Technology, Inc. controlling Verint's business and affairs; and other risks described in filings with the Securities and Exchange Commission. All documents are available through the SEC's Electronic Data Gathering Analysis and Retrieval system (EDGAR) at www.sec.gov or from Verint's website at www.verint.com. Verint makes no commitment to revise or update any forward-looking statements except as otherwise required by law.

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Verint, the Verint word mark, Actionable Intelligence, Powering Actionable
Intelligence, STAR-GATE, RELIANT, NEXTIVA, LORONIX, SmartSight, Lanex and ULTRA are trademarks of Verint Systems Inc. Other names may be trademarks of their respective owners.

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